EXHIBIT 10.1

Originally Effective on October 31, 2011
Amended and Restated on October 14, 2014

Xylem
Special Senior Executive Severance Pay Plan

1.    Purpose
The purpose of this Xylem Special Senior Executive Severance Pay Plan (“Plan”) is to assist in occupational transition by providing Severance Benefits, as defined herein, for employees covered by this Plan whose employment is terminated under conditions set forth in this Plan.
The Plan first became effective as of October 31, 2011 following the spin-off of Xylem Inc. from ITT Corporation (the “Predecessor Corporation”) on October 31, 2011. The Predecessor Corporation maintained a similar plan prior to the spin-off (the “Predecessor Plan”), and the Plan was created to continue service accruals under the Predecessor Plan. The Plan shall remain in effect as provided in Section 9 hereof, and covered employees shall receive full credit for their service and participation with the Predecessor Corporation as provided in Section 5 hereof.
2.    Covered Employees
Covered employees under this Plan (“Special Severance Executives”) are active full-time, regular salaried employees of Xylem Inc., (“Xylem”) and of any subsidiary company (“Xylem Subsidiary”) (collectively or individually as the context requires “Company” ; provided, however, that for purposes of service under the Predecessor Plan, Company shall include the Predecessor Corporation) (including Special Severance Executives who are short term disabled as of a Potential Acceleration Event within the meaning of the Company’s short term disability plans) (other than Special Severance Executives on periodic severance as of a Potential Acceleration Event) who are in Band A or B or were in Band A or B at any time within the two year period immediately preceding an Acceleration Event and such other employees of the Company who shall be designated as covered employees in Band A or B under the Plan by the Leadership Development and Compensation Committee of Xylem’s Board of Directors.
“Bands A and B” shall have the meaning given such terms under the executive classification system of the Xylem Human Resources Department as in effect immediately preceding an Acceleration Event. After the occurrence of an Acceleration Event, the terms “Xylem”, “Xylem Subsidiary” and “Company” as used herein shall also include, respectively and as the context requires, any successor company to Xylem or any successor company to any Xylem Subsidiary and any affiliate of any such successor company.
3.    Definitions
An “Acceleration Event” shall occur if:
(i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Act”) disclosing that any person (within the meaning of Section 13(d) of the Act), other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company, is the beneficial owner directly or indirectly of twenty percent (20%) or more of the outstanding Common Stock $1 par value, of the Company (the “Stock”);
(ii) any person (within the meaning of Section 13(d) of the Act), other than the Company or a subsidiary of the Company, or any employee benefit plan sponsored by the Company or a subsidiary of the Company, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Stock of the Company (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of twenty percent (20%) or more of the outstanding Stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Stock);
(iii) the consummation of (A) any consolidation, business combination or merger involving the Company, other than a consolidation, business combination or merger involving the Company in which holders of Stock immediately prior to the consolidation, business combination or merger (x) hold fifty percent (50%) or more of the combined voting power of the Company (or the corporation resulting from the merger or consolidation or the parent of such corporation) after the merger and (y) have the same proportionate ownership of common stock of the Company (or the corporation resulting from the merger or consolidation or the parent of such corporation), relative to other holders of Stock immediately prior to the merger, business combination or consolidation, immediately after the merger as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company;
(iv) there shall have been a change in a majority of the members of the Board of Directors of the Company within a 12-month period unless the election or nomination for election by the Company’s stockholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who (x) were directors at the beginning of such 12-month period or (y) whose nomination for election or election as directors was recommended or approved by a majority of the directors who were directors at the beginning of such 12-month period or
(v) any person (within the meaning of Section 13(d) of the Act) (other than the Company or any subsidiary of the Company or any employee benefit plan (or related trust) sponsored by the Company or a subsidiary of the Company) becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Act) of twenty percent (20%) or more of the Stock.
“Cause” shall mean action by the Special Severance Executive involving willful malfeasance or gross negligence or the Special Severance Executive’s failure to act involving material nonfeasance that would tend to have a materially adverse effect on the Company. No act or omission on the part of the Special Severance Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Good Reason” shall mean:
(i) without the Special Severance Executive’s express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its affiliates within 30 days after receipt of notice thereof given by the Special Severance Executive, (A) a reduction in the Special Severance Executive’s annual base compensation (whether or not deferred), (B) the assignment to the Special Severance Executive of any duties inconsistent in any material respect with the Special Severance Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (C) any other action by the Company or its affiliates which results in a material diminution in such position, authority, duties or responsibilities;
(ii) without the Special Severance Executive’s express written consent, the Company’s requiring the Special Severance Executive’s work location to be other than within twenty-five (25) miles of the location where such Special Severance Executive was principally working immediately prior to the Acceleration Event; or
(iii) any failure by the Company to obtain the express written assumption of this Plan from any successor to the Company; provided that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or the Special Severance Executive’s knowledge thereof, unless the Special Severance Executive has given the Company notice thereof prior to such date.
“Potential Acceleration Event” shall mean any execution of an agreement, the commencement of a tender offer or any other transaction or event that if consummated would result in an Acceleration Event.

4.    Severance Benefits Upon Termination of Employment
If a Special Severance Executive’s employment with the Company is terminated due to a Qualifying Termination, he or she shall receive the severance benefits set forth in Section 5 hereof (“Severance Benefits”). For purposes hereof, a “Qualifying Termination” shall mean a termination of a Special Severance Executive’s employment with the Company either;
(x) by the Company without Cause (A) within the two (2) year period commencing on the date of the occurrence of an Acceleration Event or (B) prior to the occurrence of an Acceleration Event and either (1) following the public announcement of the transaction or event which ultimately results in such Acceleration Event or (2) at the request of a party to, or participant in, the transaction or event which ultimately results in an Acceleration Event; or
(y) by a Special Severance Executive for Good Reason within the two (2) year period commencing with the date of the occurrence of an Acceleration Event.
5.    Severance Benefits
Band A Benefits
Severance Benefits for Special Severance Executives (i) in Band A at the time of a Qualifying Termination or at any time during the two (2) year period immediately preceding the Acceleration Event or (ii) designated as a covered employee in Band A in accordance with Section 2 hereof:
Accrued Rights - The Special Severance Executive’s base salary through the date of termination of employment, any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year, reimbursement for any unreimbursed business expenses properly incurred by the Special Severance Executive in accordance with Company policy prior to the date of the Special Severance Executive’s termination of employment and such employee benefits, if any, as to which the Special Severance Executive may be entitled under the employee benefit plans of the Company, including without limitation, the payment of any accrued or unused vacation under the Company’s vacation policy.
Severance Pay - The sum of:
(x) three (3) times (for hire date prior to May 1, 2012) or two (2) times (for hire date on or after May 1, 2012) the current annual base salary rate paid or in effect (whether or not deferred) with respect to the Special Severance Executive at the time of the Special Severance Executive’s termination of employment, and
(y) three (3) times (for hire date prior to May 1, 2012) or two (2) times (for hire date on or after May 1, 2012) the most recent annual bonus paid to or earned (target annual bonus for new hire without a full performance year) by the Special Severance Executive (whether or not deferred) in respect of the Company’s most recent completed fiscal year prior to the date of the Special Severance Executive’s termination of employment.
Benefits
> Continued health and life insurance benefits for a three (3) year period (for hire date prior to May 1, 2012) or two (2) year period (for hire date on or after May 1, 2012) following the Special Severance Executive’s termination of employment at the same cost to the Special Severance Executive, and at the same coverage levels, as provided to the Special Severance Executive (and the Special Severance Executive’s eligible dependents) immediately prior to his or her termination of employment. In the event the Company changes health and/or life insurance programs, coverage levels, benefit providers and/or modifies benefit contributions, the Special Severance Executive would be treated consistent with other Band A executives. In the event continuation of health and/or life insurance is not permissible, the Company may provide alternative benefits or payments as described under the subheading “General” below.
> Payment of a lump sum amount (“Savings Plan Lump Sum Amount”) equal to three (3) times (for hire date prior to May 1, 2012) or two (2) times (for hire date on or after May 1, 2012) the following amount: the product of (x) the current annual base salary rate and annual bonus as determined above as “Severance Pay” and (y) the current aggregate percentage used to determine “Company Contributions” which the Special Severance Executive would have been eligible for under the Xylem Retirement Savings Plan for Salaried Employees (the “RSP”) and Xylem Supplemental Retirement Savings Plan (the “Supplemental Plan”) (or corresponding savings plan arrangements outside of the United States or any successor plans thereto) in respect of the plan year during which the Special Severance Executive’s termination of employment occurs.
    “Company Contributions” means the sum of:
(i) Company core contributions (e.g., either 3% or 4% based on age and years of eligible service, based on the terms of the RSP and Supplemental Plan as in effect in March 2012);
(ii) Company matching contributions (e.g., equal to 50% of the first 6% of eligible pay contributed to the RSP and Supplemental Plan, based on the terms of the RSP and Supplemental Plan as in effect in March 2012; for calculation of Savings Plan Lump Sum Amount 3% will be applied); and
(iii) Company transition credit contributions (e.g., another 3% or 5% based on age and service as defined in the RSP and Supplemental Plan, based on the terms of the RSP and Supplemental Plan as in effect in March 2012).
In aggregate, the maximum percentage of Company Contributions for calculating the Savings Plan Lump Sum Amount may not exceed 12%.
Outplacement - Outplacement services for one (1) year.
Band B Benefits (only applicable to executives with hire date prior to May 1, 2012)
Severance Benefits for Special Severance Executives (i) in Band B at the time of a Qualifying Termination or at any time during the two (2) year period immediately preceding the Acceleration Event or (ii) designated as a covered employee in Band B in accordance with Section 2 hereof; provided, that a Special Severance Executive who is in Band B at the time of a Qualifying Termination but was in Band A anytime during the two (2) year period immediately preceding the Acceleration Event shall be entitled to Severance Benefits as a Special Severance Executive in Band A and shall not be entitled to the Severance Benefits set forth below:
Accrued Rights - The Special Severance Executive’s base salary through the date of termination of employment, any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year, reimbursement for any unreimbursed business expenses properly incurred by the Special Severance Executive in accordance with Company policy prior to the date of the Special Severance Executive’s termination of employment and such employee benefits, if any, as to which the Special Severance Executive may be entitled under the employee benefit plans of the Company, including without limitation, the payment of any accrued or unused vacation under the Company’s vacation policy.
Severance Pay - The sum of:
(x) two (2) times the current annual base salary rate paid or in effect (whether or not deferred) with respect to the Special Severance Executive at the time of the Special Severance Executive’s termination of employment, and
(y) two (2) times the most recent annual bonus paid to or earned by the Special Severance Executive (whether or not deferred) in respect of the Company’s most recent completed fiscal year prior to the date of the Special Severance Executive’s termination of employment.
Benefits
> Continued health and life insurance benefits for a two (2) year period following the Special Severance Executive’s termination of employment at the same cost to the Special Severance Executive, and at the same coverage levels, as provided to the Special Severance Executive (and the Special Severance Executive’s eligible dependents) immediately prior to his or her termination of employment. In the event the Company changes health and/or life insurance programs, coverage levels, benefit providers and/or modifies benefit contributions, the Special Severance Executive would be treated consistent with other Band A executives. In the event continuation of health and/or insurance is not permissible, the Company may provide alternative benefits or payments as described under the subheading “General” below.
> Payment of a lump sum amount (“Savings Plan Lump Sum Amount”) equal to two (2) times the following amount: the product of (x) the current annual base salary rate and annual bonus as determined above as “Severance Pay” and (y) the current aggregate percentage used to determine “Company Contributions” which the Special Severance Executive would have been eligible for under the RSP and Supplemental Plan (or corresponding savings plan arrangements outside of the United States or any successor plans thereto) in respect of the plan year during which the Special Severance Executive’s termination of employment occurs.
    “Company Contributions” means the sum of:
(i) Company core contributions (e.g., either 3% or 4% based on age and years of eligible service, based on the terms of the RSP and Supplemental Plan as in effect in March 2012);
(ii) Company matching contributions (e.g., equal to 50% of the first 6% of eligible pay contributed to the RSP and Supplemental Plan, based on the terms of the RSP and Supplemental Plan as in effect in March 2012; for calculation of Savings Plan Lump Sum Amount 3% will be applied); and
(iii) Company transition credit contributions (e.g., another 3% or 5% based on age and service as defined in the RSP and Supplemental Plan, based on the terms of the RSP and Supplemental Plan as in effect in March 2012).
In aggregate, the maximum percentage of Company Contributions for calculating the Savings Plan Lump Sum Amount may not exceed 12%.
     Outplacement - Outplacement services for one year.
General
With respect to the provision of benefits described above during the above described respective three and two year periods, if, for any reason at any time the Company is unable to treat the Special Severance Executive as being eligible for ongoing participation in any Company employee benefit plans in existence immediately prior to the termination of employment of the Special Severance Executive, and if, as a result thereof, the Special Severance Executive does not receive a benefit or receives a reduced benefit, the Company shall provide such benefits by making available equivalent benefits from other sources or making cash payments providing equivalent value (as reasonably determined in good faith by the Company) in a manner consistent with Section 15 below.
Notwithstanding any other provision of the Plan to the contrary, all prior service and participation by a Special Severance Executive with the Predecessor Corporation shall be credited in full towards a Special Severance Executive’s service and participation with the Company.
6.    Form of Payment of Severance Pay and Lump Sum Payments
Severance Pay shall be paid in cash, in non-discounted equal periodic installment payments corresponding to the frequency and duration of the severance payments that the Special Severance Executive would have been entitled to receive from the Company as a normal severance benefit under the terms of the Xylem Senior Executive Severance Pay Plan in the absence of the occurrence of an Acceleration Event. The Savings Plan Lump Sum Amount shall be paid in cash within thirty (30) calendar days after the date the employment of the Special Severance Executive terminates. The timing of payments shall in all respects be subject to Section 15 hereof.
7.    Termination of Employment - Other
The Severance Benefits shall only be payable upon a Special Severance Executive’s termination of employment due to a Qualifying Termination; provided, that if, following the occurrence of an Acceleration Event, a Special Severance Executive is terminated due to the Special Severance Executive’s death or disability (as defined in the long-term disability plan in which the Special Severance Executive is entitled to participate (whether or not the Special Severance Executive voluntarily participates in such plan)) and, at the time of such termination, the Special

Severance Executive had grounds to resign with Good Reason, such termination of employment shall be deemed to be a Qualifying Termination.
8.    Administration of Plan
This Plan shall be administered by the Company, who shall have the exclusive right to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and decide any and all matters arising under this Plan, including but not limited to the right to determine appeals. Subject to applicable Federal and state law, all interpretations and decisions by Xylem shall be final, conclusive and binding on all parties affected thereby.
Notwithstanding the preceding paragraph, following an Acceleration Event, any controversy or claim arising out of or relating to this Plan, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and the entire cost thereof shall be borne by the Company. The location of the arbitration proceedings shall be reasonably acceptable to the Special Severance Executive. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Special Severance Executive as a result of the Company’s refusal to provide any of the Severance Benefits to which the Special Severance Executive becomes entitled under this Plan, or as a result of the Company’s (or any third party’s) contesting the validity, enforceability, or interpretation of this Plan, or as a result of any conflict between the Special Severance Executive and the Company pertaining to this Plan. The Company shall pay such fees and expenses from the general assets of the Company.
9.    Termination or Amendment
Xylem may terminate or amend this Plan (“Plan Change”) at any time except that following the occurrence of (i) an Acceleration Event or (ii) a Potential Acceleration Event, no Plan Change that would adversely affect any Special Severance Executive may be made without the prior written consent of such Special Severance Executive affected thereby; provided, however, that (ii) above shall cease to apply if such Potential Acceleration Event does not result in the occurrence of an Acceleration Event.
10.    Offset
Any Severance Benefits provided to a Special Severance Executive under this Plan shall be offset in a manner consistent with Section 15 by reducing (x) any Severance Pay hereunder by any severance pay, salary continuation pay, termination pay or similar pay or allowance and (y) any other Severance Benefits hereunder by corresponding employee benefits, or outplacement services, which the Special Severance Executive receives or is entitled to receive, (i) under the Xylem Senior Executive Severance Pay Plan; (ii) pursuant to any other Company policy, practice, program or arrangement; (iii) pursuant to any Company employment agreement or other agreement with the Company; or (iv) by virtue of any law, custom or practice excluding, however, any unemployment compensation in the United States, unless the Special Severance Executive voluntarily expressly waives (which the Special Severance Executive shall have the exclusive right to do) in writing any such respective entitlement.
11.    Excise Tax
In the event that it shall be determined that any Payment would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the aggregate of all Payments shall be reduced so that the Present Value of the aggregate of all Payments does not exceed the Safe Harbor Amount; provided, however, that no such reduction shall be effected if the Net After-tax Benefit to the Special Severance Executive of receiving all of the Payments exceeds the Net After-tax Benefit to the Special Severance Executive resulting from having such Payments so reduced. In the event a reduction is required pursuant hereto, the order of reduction shall be first all cash payments on a pro rata basis, then any equity compensation on a pro rata basis, and lastly medical and dental coverage.
For purposes of this Section 11, the following terms have the following meanings:
(i) “Net After-tax Benefit” shall mean the Present Value of a Payment net of all federal state and local income, employment and excise taxes imposed on Special Severance Executive with respect thereto, determined by applying the highest marginal rate(s) applicable to an individual for the Special Severance Executive’s taxable year in which the Qualifying Termination occurs.
(ii) “Payment” means any payment or distribution or provision of benefits by the Company to or for the benefit of the Special Severance Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any reductions required by this Section 11.
(iii) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code.
(iv) “Safe Harbor Amount” shall be an amount expressed in Present Value which maximizes the aggregate Present Value of Payments without causing any Payment to be subject to excise tax under Section 4999 of the Code or the deduction limitation of Section 280G of the Code.
All determinations required to be made under this Section 11, including whether and when a reduction is required and the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm mutually agreed to by the Special Severance Executive and the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Special Severance Executive within ten (10) business days of the receipt of notice from the Special Severance Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any reduction, the Special Severance Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Qualifying Termination occurs.
All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no excise tax is payable by the Special Severance Executive, it shall so indicate to the Special Severance Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Special Severance Executive.

12.     Miscellaneous
The Special Severance Executive shall not be entitled to any notice of termination or pay in lieu thereof.
Severance Benefits under this Plan are paid entirely by the Company from its general assets.
This Plan is not a contract of employment, does not guarantee the Special Severance Executive employment for any specified period and does not limit the right of the Company to terminate the employment of the Special Severance Executive at any time.
If a Special Severance Executive should die while any amount is still payable to the Special Severance Executive hereunder had the Special Severance Executive continued to live, all such amounts shall be paid in accordance with this Plan to the Special Severance Executive’s designated heirs or, in the absence of such designation, to the Special Severance Executive’s estate.
The numbered section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan.
If, for any reason, any one or more of the provisions or part of a provision contained in this Plan shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Plan not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law remain in full force and effect.
The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof.
The Plan shall be binding on all successors and assigns of the Xylem Inc. and a Special Severance Executive.

13.    Notices
Any notice and all other communication provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
Xylem Inc.
1 International Drive
Rye Brook, NY 10603
Attention: General Counsel

If to Special Severance Executive:
To the most recent address of Special Severance Executive set forth in the personnel records of the Company.
14.    Adoption and Amendments
This Plan was initially adopted by Xylem Inc. on October 31, 2011 (the “Adoption Date”) and subsequently amended on each of March 26, 2012 and October 14, 2014; and does not apply to any termination of employment which occurred or which was communicated to the Special Severance Executive prior to the Adoption Date.
15.    Section 409A
This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Special Severance Executive’s termination of employment with the Company the Special Severance Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Special Severance Executive) until the date that is six months following the Special Severance Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 15 shall be paid to the Special Severance Executive in a lump sum and (ii) if any other payments of money or other benefits due hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due under this Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with Special Severance Executives in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to Special Severance Executives with respect thereto.